CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

BYZANTINE VENTURES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is Byzantine Ventures, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article VI thereof and by substituting in lieu of said Article the following new Article VI:

"ARTICLE VI

"This Corporation is authorized to issue 20,000,000 shares of common stock, with $0.001 par value per share. Upon the amendment of this Certificate to read as hereinabove set forth, each outstanding share of said common stock is split up and converted into 2,000 shares of said common stock. Authority is hereby expressly granted to the Board of Directors of this Corporation from time to time to issue any authorized but unissued Shares of said common stock for such consideration and on such terms as said Board of Directors may determine."

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of October 6, 2000.

/s/ Robert D. Leppo

Robert D. Leppo

President